EXHIBIT 99.1

NEWS RELEASE for February 23, 2005 at 4:05 PM EST

Contact:	Allen & Caron Inc		CLOSURE Medical Corp
	Joe Allen (investors)	Len Hall (media)	Benny Ward, CFO
	212-691-8087	949-474-4300	919-876-7800
	joe@allencaron.com	len@allencaron.com

CLOSURE MEDICAL REPORTS FOURTH QUARTER

AND FISCAL YEAR 2004 RESULTS

RALEIGH, NC (February 23, 2005) … CLOSURE Medical Corporation (Nasdaq:CLSR), a global leader in biomaterial-based medical devices, today announced results for the fourth quarter and year-ended December 31, 2004.

Net income for the fourth quarter of 2004 was $2.8 million, or $0.19 per share, compared to prior-year net income of $2.3 million, or $0.15 per share. Net income for the fourth quarter included a $670,000 income tax benefit partially offset by a pre-tax severance charge of $325,000. Fourth-quarter revenues were $9.1 million compared to $9.5 million during the same period of 2003. The year-over-year decline in revenues for the quarter was primarily due to lower sales of the BAND-AID® Brand Liquid Bandage in the second half of the year as a result of competition in the U.S. liquid adhesive bandage market. In addition, DERMABOND products experienced lower-than-normal growth as the Company completed a majority of the inventory reduction initiatives of its marketing partner, ETHICON, Inc., a Johnson & Johnson Company.

Full-year 2004 net income was $9.8 million, or $0.65 per share, compared to $7.8 million, or $0.54 per share, for the comparable 2003 period. Full-year 2004 revenues increased 15 percent to $40.1 million compared to $35.0 million in the 2003 period. DERMABOND adhesive revenues grew by approximately 15 percent during 2004 and contributed over 75 percent of total revenues. The DERMABOND growth was supported by the adoption and continued penetration of our premium-priced ProPen product. BAND-AID® Brand Liquid Bandage revenues grew approximately 20 percent over the prior year primarily due to the introduction and continued promotion of the product in international markets, and the U.S. product launch of the new Skin Crack Gel line extension during January 2004.

Daniel A. Pelak, President and CEO, commented, “We made major strides during 2004. The introduction of ProPen during the year has created a solid growth platform for our DERMABOND product line. Also, the recent European approval of our OMNEX™ Surgical Sealant is a major milestone for the Company that we believe will open new markets for many years in the future. Although competitive pressures in our consumer business dampened our top-line growth during 2004, we are pleased with the continued strength of our earnings growth.”

Pelak continued, “Our organization is well positioned for the future. We feel the opportunities and benefits that our OMNEX product will bring patients and surgeons worldwide are excellent.”

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CLOSURE MEDICAL REPORTS FOURTH QUARTER & FISCAL YEAR 2004 RESULTS

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Gross margins for the fourth quarter and year-ended December 31, 2004 were 78 and 75 percent, respectively, compared to 76 percent for each of the comparable 2003 periods.

“Overall, we are pleased with the improvements in our gross margin percentage after experiencing a slight decline at the beginning of 2004. As expected, gross margins trended higher and were comparable to historical levels in the second half of the year supported by higher-margin products in our revenue mix and ProPen manufacturing process improvements.” said Benny Ward, VP of Finance and CFO.

The $670,000 income tax benefit resulted from recording the expected benefits of a recently completed study of pre-2004 qualified R&D credits that will be utilized to reduce future tax liabilities. The net effect of the tax study, including professional fees to the conduct the study, was $0.04 per share for the fourth quarter and year-ended December 31, 2004.

R&D and regulatory expenses as a percentage of revenues for the three- and twelve- month periods ended December 31, 2004 were 26 and 25 percent, respectively, versus 22 and

23 percent for the comparable 2003 periods. These increases in R&D and regulatory expenses were to gain regulatory approval in Europe and complete the U.S. 150-patient clinical study for the OMNEX™ Surgical Sealant. As a percentage of revenues, general and administrative expenses decreased to 17 percent of total revenues for the full-year 2004 versus 19 percent in the 2003 period. Full-year 2004 operating margin remained strong at 33 percent versus 34 percent in the prior period, despite the increased investment in R&D and regulatory expenses and the $325,000 severance charge.

Cash and investments increased $17.6 million during 2004 and was $51.0 million at December 31, 2004, while net working capital totaled $37.4 million. Total assets were

$69.5 million, up from $53.8 million at the beginning of the year, and stockholders’ equity was $62.0 million. The Company had no outstanding debt and a $3.0 million available line of credit.

About CLOSURE Medical Corporation

CLOSURE Medical Corporation is a global leader in the development and manufacture of innovative biomaterial-based medical devices that fulfill the needs of healthcare practitioners, patients and consumers.

For additional information on CLOSURE Medical visit its website at www.closuremed.com or visit the “Clients” section of the Allen & Caron website at www.allencaron.com.

This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties or other factors not under the Company’s control which may cause actual results, performance or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to the early stage of commercialization of the Company’s products; the Company’s success in securing a marketing and distribution partner for its OMNEX™ product; the ability of the Company to increase the efficiencies in its manufacturing processes; the effectiveness of initiatives launched in response to the Company’s competitors’ product introductions; the progress and success of its research and development programs for future products; the success of its clinical study for its OMNEX™ product and future clinical studies; the successful enrollment of current and future clinical

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studies; the need for regulatory approval and effects of governmental regulation; technological uncertainties; the inventory management policies adopted by the Company’s marketing partners; end-user growth for the products sold by the Company’s marketing partners; the Company’s success in securing marketing partners for future products; the satisfactory conclusion of negotiations with, and dependence on marketing partners, and dependence on patents and trade secrets, as well as those detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission. Although the Company believes that the expectations in the forward-looking statements are reasonable, the Company cannot guarantee such results. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

TABLES FOLLOW

CLOSURE MEDICAL REPORTS FOURTH QUARTER & FISCAL YEAR 2004 RESULTS

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CLOSURE Medical Corporation

Statements of Operations

(In thousands, except per share data)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2004	2003	2004	2003
Product sales	$9,079	$9,220	$39,691	$33,933
License and product development revenue	59	264	434	1,054

Total revenues	9,138	9,484	40,125	34,987
Cost of products sold	2,040	2,250	10,157	8,332

Gross profit	7,098	7,234	29,968	26,655

Research, development and regulatory affairs expenses	2,409	2,103	10,013	8,134
General and administrative expenses	2,128	1,716	6,859	6,592

Total operating expenses	4,537	3,819	16,872	14,726

Income from operations	2,561	3,415	13,096	11,929
Interest income, net	256	96	684	312

Income before income taxes	2,817	3,511	13,780	12,241
Provision for income taxes	56	1,240	3,946	4,430

Net income	$2,761	$2,271	$9,834	$7,811

Shares used in computation of net income per common share:
Basic	14,370	13,991	14,294	13,758

Diluted	14,614	15,588	15,116	14,457

Net income per common share:
Basic	$0.19	$0.16	$0.69	$0.57

Diluted	$0.19	$0.15	$0.65	$0.54

CLOSURE Medical Corporation

Balance Sheet Data

(In thousands)

	December 31, 2004	December 31, 2003
Cash, cash equivalents and investments	$51,020	$33,427
Working capital	$37,443	$30,974
Total assets	$69,521	$53,768
Total debt obligations	$—	$—
Total stockholders’ equity	$61,985	$47,428

Total shares outstanding	14,393	14,127

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